Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Current Report on Form 8-K filed July 30, 2015, of our report dated April 29, 2015, on our audits of the consolidated financial statements of Community First Bancshares, Inc. as of December 31, 2014 and for the year ended December 31, 2014 ,which is incorporated by reference in the Registration Statement on Form S-3 (Registration Statement No. 333-194309) and the Registration Statements on Form S-8 (Registration Statements Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253, 333-186254 and 333-197708) of Simmons First National Corporation.

/s/ BKD, LLP

Little Rock, Arkansas

July 30, 2015